Exhibit 99.1

333 West Wacker Drive
Chicago IL 60606
Tel: +1 312 897-4000

Contact	Matt Schuler	Date	January 30, 2020
Telephone:	+1-312-897-4192	Email:	matt.schuler@lasalle.com

JLL Income Property Trust Acquires
Grocery-Anchored Neighborhood Shopping Center in Suburban Boston

Chicago (January 30, 2020) - JLL Income Property Trust, an institutionally managed daily NAV REIT (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX) today announced the acquisition of Milford Crossing, a newly-constructed 160,000 square-foot high-quality grocery-anchored neighborhood shopping center in Milford, Massachusetts, just 24 miles from Boston. The property is anchored by a brand new, high sales volume Stop & Shop grocery store, one of this grocer’s full-service concept stores which includes a full line of prepared foods, full-service pharmacy, and instore Starbucks and Citizen’s Bank. Stop & Shop is Boston’s dominant grocer by market share and its parent has an investment grade credit rating. The 99% occupied shopping center is leased to a strong mix of e-commerce resistant, category-leading tenants including restaurants, medical, fitness and service-oriented retailers. The purchase price was approximately $42 million.

Milford is well situated between New England’s major business centers, Boston, Providence and Worcester in an affluent community with a 5-mile radius median income that is 23% higher than Boston. Milford Crossing’s centralized location serves over 20 towns and communities in the surrounding trade area. The center is located at the highly visible and trafficked junction of Interstate 495, Route 109 and Route 16 with great signage and access from each of these highways.

“Milford Crossing is an excellent fit within JLL Income Property Trust’s strategy to acquire higher quality, well-located core, income-producing properties in primary markets around the country,” said Allan Swaringen, President and CEO of JLL Income Property Trust. “This investment aligns well with our objective of providing secure, durable, long-term income streams for investors and make it an excellent addition to our core, income-oriented portfolio. Eighty percent of the square footage of this center is leased to credit tenants and with a weighted average lease term (WALT) in excess of ten years, Milford Crossing has a top 30% STARS score ranking, giving us confidence in the long-term resiliency of this location.”

LaSalle’s Research and Strategy team developed its own proprietary Supermarket Trade Area Ranking System (STARS), which analyzes over 40,000 grocery-anchored shopping centers based upon spending power and competition in the trade area.

JLL Income Property Trust is an institutionally managed, daily NAV REIT that gives investors access to a growing portfolio of commercial real estate investments selected by an institutional investment management team and sponsored by one of the world’s leading real estate services firms.

For more information on JLL Income Property Trust, please visit our website at www.jllipt.com.

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About JLL Income Property Trust (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX),
Jones Lang LaSalle Income Property Trust, Inc. is a daily NAV REIT that owns and manages a diversified portfolio of high quality, income-producing apartment, industrial, office and retail properties located in the United States. JLL Income Property Trust expects to further diversify its real estate portfolio over time, including on a global basis. For more information, visit www.jllipt.com.

About LaSalle Investment Management
LaSalle Investment Management, Inc., a member of the JLL group and advisor to JLL Income Property Trust, is one of the world’s leading real estate investment managers with approximately US$68 billion of private and public equity and private debt investments under management (as of Q4 2019). LaSalle’s diverse client base includes public and private pension funds, insurance companies, governments, corporations, endowments and private individuals from across the globe. LaSalle sponsors a complete range of investment vehicles including separate accounts, open and closed-end funds, public securities and entity-level investments. LaSalle is a wholly-owned, operationally independent subsidiary of Jones Lang LaSalle Inc. (NYSE: JLL), one of the world’s largest real estate companies. For more information please visit www.lasalle.com.

Forward-Looking Statements and Future Results
This press release may contain forward-looking statements with respect to JLL Income Property Trust. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, research, market analysis, plans or predictions of the future. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. Past performance is not indicative of future results and there can be no assurance that future dividends will be paid.